Exhibit 10.2

GUERRILLA RF, INC. EMPLOYEE VOLUNTARY DEFERRED COMPENSATION PROGRAM

1.    Establishment of the Program. Guerrilla RF, Inc. (the “Company”) establishes this voluntary salary deferral program known as the Guerrilla RF, Inc. Employee Voluntary Deferred Compensation Program (the “Program”), effective June 26, 2023 (the “Effective Date”). The Program provides for the voluntary deferral of compensation, subject to the terms set forth herein.

2.    Purpose. The Program has been established by the Company to (a) provide employees with the opportunity to defer base compensation and taxes, (b) promote the achievement of long-term objectives of the Company by attracting and retaining competent employees, and (c) provide competitive compensation opportunities, and thereby promote the financial interest of the Company. Further, it is the Company’s intention to allow Eligible Employees (as defined below) to use the deferred amounts to participate in the Company’s next securities offering (“Offering”), subject to any restrictions under applicable securities laws.

3.    Eligibility and Participation. Persons eligible to participate in the Program include only full-time salaried employees who are designated by the Company as such (the “Eligible Employees”). Participation in the Program shall be determined by the Company, in its sole discretion. Employees who are chosen to participate in the Program (the “Participants”) shall be so notified in writing and may participate in the Program so long as the Company permits.

4.     Deferral of Compensation. A Participant may elect to defer up to one hundred percent (100%) of that portion the Participant’s base annual salary in excess of thirty-six thousand dollars ($36,000.00) and which has not yet been earned by and paid to the Participant in the calendar year for which the deferral is effective (“Eligible Compensation”). Such election must be made in accordance with the election procedures established by the Company:

a.    A Participant who wants to defer all or a portion of their Eligible Compensation under the Program is required to complete a Voluntary Salary Deferral Election Agreement (“Deferral Agreement”). The Deferral Agreement will become effective on a date mutually agreed upon and noted in the Deferral Agreement, which may be not earlier than the first day of the next pay period following the date of such election and acceptance of the Deferral Agreement by the Company. For the avoidance of doubt, the Participant’s Deferral Agreement must be effective only for Eligible Compensation which has not yet been earned. It cannot be retroactive.

b.    The Participant’s Deferral Agreement shall remain in effect until the earlier of (i) termination of the Program by the Company, (ii) termination of the Participant’s employment for any reason, (iii) the Participant’s modification or termination of the Deferral Agreement in accordance with the election procedures established by the Company, or (iv) the Company’s termination of the Participant’s Deferral Agreement, which may be terminated by the Company in its sole discretion.

c.    A Participant may modify or terminate an election prospectively to be effective no earlier than the first day of the next pay period following the date of such modification or termination and acceptance of the Deferral Agreement by the Company, in accordance with modification or termination procedures established by the Company.

d.    Such deferrals will be tracked in a bookkeeping account established and maintained by the Company for each Participant (each a “Deferral Account”). The establishment and maintenance of a Deferral Account, however, shall not be construed as entitling any Participant to any specific assets of the Company.

5.    Interest Accrual on Deferral Account. All amounts deferred under this Program will accrue interest at the rate of six percent (6%) per annum until paid in accordance with the provisions of Section 7 below. Any interest accrued on the deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

6.    Previous Deferrals. Except as required by law, no termination, amendment, or modification of the Program or any Deferral Agreement made under the Program shall in any material manner adversely affect any deferral previously made under the Program, without the written consent of the applicable Participant.

7.    Form and Timing of Distribution of Deferral Account. Each Participant’s Deferral Account will be paid as follows:

a.    All amounts deferred (including accrued and unpaid interest thereon) shall be paid to each Participant in full on or before March 15, 2024, as the Company in its sole discretion shall determine. Such payments will be made in cash.

b.    In the event, prior to March 15, 2024, the Participant elects to use the amounts held in their Deferral Account (including accrued and unpaid interest thereon) to participate in the Offering, the Company shall release and pay such amounts at the direction of the Participant.

8.    Withholding of Taxes. The Company will comply with all federal, state, local, and foreign tax withholding requirements with respect to the Deferral Accounts. If permitted by applicable law, withholding will occur at the time the Deferral Account is distributed to the Participant (or in the case of an Offering, distributed at the direction of the Participant). In the event that withholding is required at the time the compensation is earned (i.e. the date of deferral), then the Company will withhold in the ordinary course, in which case the Deferral Account will contain the net amount after such withholding.

9.    Amendment, Modification, and Termination. The Company may, with prospective or retroactive effect, amend or modify the Program at any time and from time to time, if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Internal Revenue Code Section 409A (“Section 409A”) or to comply with the applicable provisions of Section 409A, or for any other reason. The Company may suspend, discontinue, or terminate the Program at any time and from time to time; provided that, the Company may accelerate distributions under this Program only when doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Section 409A, as applicable.

10.    No Right to Employment. Nothing in the Program or in any associated Deferral Agreement shall confer upon any person the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any Participant.

11.    Termination of Employment. Notwithstanding any other provision of the Program, in the event of a Participant’s termination of employment for any reason other than their death, any amounts in the Participant’s Deferral Account remaining unpaid at the time of termination shall be distributed to the Participant in cash. In the event of the Participant’s death prior to receipt of all amounts in the Participant’s Deferral Account, such amounts shall be paid to the Participant’s estate in cash.

12.    Non-transferability. A person's rights and interests under the Program, including any amounts payable under the Program, may not be assigned, pledged, or transferred, except in the event of the Participant's death, in accordance with the provisions of Section 11 herein.

13.    Severability. In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

14.    Governing Law. This Program shall be administered, construed and governed in all respects under and by the laws of North Carolina, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

15.    Unfunded Status. Nothing contained in this Program or any associated Deferral Agreement, and no action taken pursuant to the provisions of either, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant or any other person. To the extent that a person acquires a right to receive payments under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Program. The Program is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

16.    Section 409A. It is intended that payments under the Program qualify as short-term deferrals exempt from the requirements of Section 409A. In the event that any payment made hereunder does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Program shall be interpreted and construed accordingly.

This Program as approved by the Board of Directors of the Company on June 23, 2023 is effective as of the Effective Date stated herein.

GUERRILLA RF, INC.

By:
Ryan Pratt, Chief Executive Officer

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